Exhibit 10.1

INVESTOR RIGHTS AGREEMENT

GFL ENVIRONMENTAL INC.,

PATRICK DOVIGI,

SEJOSA HOLDINGS INC.,

JOSAUD HOLDINGS INC.

and

BC PARTNERS ADVISORS L.P.

(solely for purposes of Article 2 and Article 7)

Dated as of March 5, 2020

TABLE OF CONTENTS

ARTICLE 1
INTERPRETATION

Section 1.1	Definitions	1
Section 1.2	Headings and Table of Contents	4
Section 1.3	Gender and Number	5
Section 1.4	Rules of Construction	5
Section 1.5	Interpretation	5

ARTICLE 2
NOMINATION RIGHTS

Section 2.1	Board of Directors	5
Section 2.2	Board Nomination Rights	5
Section 2.3	Board Committees	6
Section 2.4	Board Nomination Procedure	6
Section 2.5	Voting of Multiple Voting Shares	7
Section 2.6	Resignation, Death, Incapacity or Disqualification of Director	8
Section 2.7	Director Compensation	8
Section 2.8	Chair of the Board	8
Section 2.9	Lead Director	8
Section 2.10	Reserved	9

ARTICLE 3
INFORMATION RIGHTS

Section 3.1	Information Rights	9
Section 3.2	Certain Reports	9
Section 3.3	Confidentiality	9

ARTICLE 4
INVESTOR REPRESENTATIVE

Section 4.1	Investor Representative	9

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.1	Representations and Warranties by the Parties to this Agreement	10

ARTICLE 6
MATTERS RELATING TO PRE-EMPTIVE RIGHTS

Section 6.1	Pre-Emptive Right	10

ARTICLE 7
GENERAL PROVISIONS

Section 7.1	All Shares Subject to this Agreement	12
Section 7.2	Transfers to Permitted Holders	12
Section 7.3	Affiliated Transferees Agreement to be Bound	13
Section 7.4	Articles	13
Section 7.5	Term	13
Section 7.6	Injunctive Relief	13
Section 7.7	Notices	13
Section 7.8	Time of Essence	14

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INVESTOR RIGHTS AGREEMENT

THIS AGREEMENT is made as of the 5th day of March, 2020.

B E T W E E N:

Patrick Dovigi, Sejosa Holdings Inc., a company continued under the laws of the Cayman Islands, Josaud Holdings Inc., a company continued under the laws of the British Virgin Islands

– and –

BC Partners Advisors L.P., a Delaware Limited Partnership (solely for purposes of Article 2 and Article 7)

– and –

GFL Environmental Inc., a corporation amalgamated under the laws of Ontario (the “Corporation”).

WHEREAS, on the date hereof, the Corporation will consummate an underwritten initial public offering of its Subordinate Voting Shares and tangible equity units (the “Initial Public Offering”); and

WHEREAS, the Parties wish to enter into this Agreement to provide for the matters set out herein, including provisions with respect to the nomination of individuals to be elected as directors of the Corporation, governance matters and other shareholder rights.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the Parties), the Parties agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.1                                   Definitions

In this Agreement,

(1)                                 “Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided that, for purposes of this Agreement, the Corporation and its Subsidiaries shall not be considered Affiliates of the Investor and its other Affiliates and the Investor and its Affiliates shall not be considered Affiliates of the Corporation and its Subsidiaries. In this Agreement, any Person will be deemed to be Affiliated with any other Person if they are Affiliates of each other;

(2)                                 “Affiliated Person” has the meaning attributed to such term in Section 7.19;

(3)                                 “Affiliated Transferee” means any Permitted Holder (as defined in the Articles);

(4)                                 “Agreement” means this Investor Rights Agreement as may be supplemented or amended from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Investor Rights Agreement, and unless otherwise indicated, references to Articles and Sections are to the specified Articles and Sections, as applicable, of this Agreement;

(5)                                 “Articles” means the articles of the Corporation, as may be amended, replaced or superseded from time to time;

(6)                                 “Available Nominees” means the number of Directors based on the size of the Board at such time;

(7)                                 “beneficial ownership” means, with respect to any securities, direct or indirect ownership of, or control or direction over, those securities (whether through contract, arrangement, understanding or otherwise); and “beneficially own” and “beneficially owned” shall have a correlative meaning;

(8)                                 “Board” means the board of directors of the Corporation;

(9)                                 “Bought Deal” means a sale of securities of the Corporation to an underwriter for reoffering to the public as described in the definition of “bought deal agreement” in Section 7.1 of National Instrument 44-101 – Short Form Prospectus Distributions, as the same may be amended from time to time, and any successor legislation thereto, except where otherwise expressly provided;

(10)                          “Business Day” means any day of the year, other than a Saturday, Sunday or any day on which commercial banks are closed for business in Toronto, Ontario, Canada; New York, New York, United States; or London, England;

(11)                          “Chair” has the meaning attributed to such term in Section 2.8;

(12)                          “Claim” has the meaning attributed to such term in Section 7.19;

(13)                          “Committee” has the meaning attributed to such term in Section 2.3(1);

(14)                          “Conditions” has the meaning attributed to such term in Section 2.4(4);

(15)                          “Confidential Information” means any information concerning the Corporation or its Subsidiaries furnished prior to or after the date of this Agreement by or on behalf of the Corporation or its Representatives to the Investor or its Representatives; provided that Confidential Information does not include information: (a) that is or has become publicly available other than as a result of a disclosure by the Investor or its Representatives in violation of this Agreement; (b) that was already known to the Investor or its Representatives or was in the possession of the Investor or its Representatives prior to its being furnished by or on behalf of the Corporation or its Representatives; (c) that is received by the Investor or its Representatives from a source other than the Corporation or its Representatives (provided that the source of such information was not actually known by the Investor or its Representative to be bound by a confidentiality agreement with, or other contractual obligation of confidentiality to, the Corporation with respect to such information); (d) that was independently developed or acquired by the Investor or its Representatives or on its or their behalf without use of or reference to any Confidential Information; and provided further that the Investor and its Representatives shall be permitted to disclose any Confidential Information to the extent that it is required, in the good faith determination of the Investor or the Representative, to disclose such information by applicable law, rule, regulation or other legal process, including by the rules of any securities exchange or by any self-regulatory body (provided that the Investor or the Representative takes reasonable steps (to the extent legally permissible) to minimize the extent of any such required disclosure; provided further that no such steps to minimize disclosure shall be required where disclosure is made (i) in response to a request by a regulatory or self-regulatory authority or (ii) in connection with a routine audit or examination by a bank examiner or auditor and such audit or examination does not specifically reference the Corporation or this Agreement);

(16)                          “control” or “controlled” shall have the meaning set forth in the definition of “Affiliate” hereunder;

(17)                          “Convertible Securities” has the meaning attributed to such term in Section 6.1(1);

(18)                          “Corporation” has the meaning attributed to such term in the preamble of this Agreement;

(19)                          “Director” has the meaning attributed to such term in Section 2.1;

(20)                          “Directors Election Meeting” means any annual meeting or special meeting of Shareholders at which, or any solicitation of Shareholders to approve a shareholder resolution in connection with which, Directors are to be elected to the Board;

(21)                          “Distributed Securities” has the meaning attributed to such term in Section 6.1(1);

(22)                          “Distribution” has the meaning attributed to such term in Section 6.1(1);

(23)                          “Independent Director” means an independent Director, as determined by the NGC Committee in accordance with the rules promulgated by the NYSE, the TSX and applicable law;

(24)                          “Initial Public Offering” has the meaning attributed to such term in the recitals of this Agreement;

(25)                          “Investor” means Patrick Dovigi, Sejosa Holdings Inc. and Josaud Holdings Inc. and their Affiliated Transferees;

(26)                          “Investor Funds” means any investment fund, managed account, side-by-side vehicle, co-investment vehicle, holding company, aggregator vehicle or other similar investment vehicle managed, advised or controlled by BC Partners Advisors L.P. or any Affiliate thereof or of which BC Partners Advisors L.P. or any Affiliate thereof serves as the general partner, managing member or discretionary manager (excluding, in each case, any Portfolio Company);

(27)                          “Investor Representative” has the meaning attributed to such term in Section 4.1;

(28)                          “Margin Loan Documentation” means the margin loan agreement by and among Bank of Montreal, as Administrative Agent and Calculation Agent, the Investor and the lenders party thereto dated March 5, 2020 and the agreements and documents ancillary thereto;

(29)                          “Multiple Voting Shares” means the multiple voting shares in the capital of the Corporation;

(30)                          “NGC Committee” means the Nomination, Governance and Compensation Committee of the Board and any replacement or successor committee of the Board that is responsible for, among other things, compensation, nomination and governance matters (including the selection of Nominees, subject to this Agreement and the Other Investor Agreements) or the Board if there is no such committee;

(31)                          “Nomination Letter” has the meaning attributed to such term in Section 2.4(2);

(32)                          “Nominee” or “Nominees” means the nominee and nominees that are proposed for election as Directors by the Corporation and included in a management information circular of the Corporation relating to the election of Directors at a Directors Election Meeting or any other individual that the Investor is entitled to replace as a Director or has otherwise nominated as a Director in accordance with the terms of this Agreement;

(33)                          “NYSE” means The New York Stock Exchange;

(34)                          “Other Investors” means collectively, BCEC–GFL Holdings (Guernsey) L.P., OTPP Environmental Services Trust and Magny Cours Investment Pte Ltd., and, in each case, their Affiliated Transferees;

(35)                          “Other Investor Agreements” means collectively, investor rights agreements between the Corporation and each of the Other Investors, dated the date hereof;

(36)                          “Party” or “Parties” means one or more of the parties to this Agreement;

(37)                          “Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company;

(38)                          “Preemptive Voting Shares” has the meaning attributed to such term in Section 6.1(1);

(39)                          “Representative” has the meaning attributed to such term in Section 3.3;

(40)                          “Rights to Subscribe” has the meaning attributed to such term in Section 6.1(1);

(41)                          “Shareholder” means any Person that is a registered holder or beneficial owner of Shares and, where the context permits, upon the death of a Shareholder who is an individual, means such Shareholder’s personal legal representatives;

(42)                          “Shares” means, collectively, the Multiple Voting Shares and the Subordinate Voting Shares;

(43)                          “Subordinate Voting Shares” means the subordinate voting shares in the capital of the Corporation;

(44)                          “Subscription Securities” has the meaning attributed to such term in Section 6.1(3);

(45)                          “Subsidiaries” means, with respect to any entity (the “parent”), any corporation, limited liability company, company, firm, association, limited partnership or trust of which such parent, at the time in respect of which such term is used, (a) beneficially owns, directly or indirectly, more than 50% of the equity, membership interest or beneficial interest, on a consolidated basis, or (b) is the general partner or beneficially owns, directly or indirectly, shares of the equity, membership interest or beneficial interest having the power to elect more than 50% of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation; and

(46)                          “TSX” means the Toronto Stock Exchange.

Section 1.2                                   Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.3                                   Gender and Number

In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing gender include all genders or the neuter, and words importing the neuter include all genders.

Section 1.4                                   Rules of Construction

The Parties to this Agreement waive the application of any law or rule of construction providing that ambiguities in any agreement or other document shall be construed against the Party drafting such agreement or other document.  The word “including” or any variation thereof shall mean (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that such word follows to the specific or similar items or matters immediately following such word.  For purposes of this Agreement, all determinations of the amount of issued and outstanding Shares shall be based on information set forth in the most recent annual or interim management’s discussion and analysis or annual report or quarterly report, and any current report subsequent thereto, filed by the Corporation on SEDAR or with the U.S. Securities and Exchange Commission on EDGAR, respectively, and shall be calculated on a non-diluted basis, excluding any Shares held in Treasury or owned by a Subsidiary of the Corporation and any Shares that are or may be issuable upon the conversion, exercise or exchange of any options or other convertible, exercisable or exchangeable securities.

Section 1.5                                   Interpretation

Any rights to be exercised hereunder by the Investor are to be exercised solely by the Investor Representative.

ARTICLE 2
NOMINATION RIGHTS

Section 2.1                                   Board of Directors

Prior to and upon the consummation of the Initial Public Offering, the Corporation shall have a Board consisting of 8 directors (each a “Director” and together, the “Directors”). The initial Directors of the Corporation upon the consummation of the Initial Public Offering shall be Patrick Dovigi, Dino Chiesa, Shahir Guindi, Arun Nayar, Paolo Notarnicola, Ven Poole, Raymond Svider and Blake Sumler.

Section 2.2                                   Board Nomination Rights

(1)

(a)                                 The Investor shall be entitled to designate 10% of the Available Nominees (rounding up to the nearest whole number (e.g., 1 of 8)) until such time as all of the Multiple Voting Shares owned or controlled, directly or indirectly, by the Investor convert to Subordinate Voting Shares pursuant to the Articles; and

(b)                                 as long as Patrick Dovigi is the Chief Executive Officer of the Corporation at the time the nomination is delivered in accordance with Section 2.3(2), the Investor will designate Patrick Dovigi for election as a Director.

(2)                                 Any Nomination right set forth in Section 2.2 not held or exercised by the Investor or any Other Investor shall rest with the NGC Committee.

(3)                                 In the event that:

(a)                                 Patrick Dovigi is not the Chief Executive Officer of the Corporation, upon the written request of the Corporation, Mr. Dovigi shall forthwith resign as a Director; or

(b)                                 the Multiple Voting Shares beneficially owned, directly or indirectly, by the Investor convert to Subordinate Voting Shares pursuant to the Articles (i) upon the written request of the Corporation, the Investor shall use reasonable good faith efforts to cause its Nominee(s) to forthwith resign and (ii) if no such request is made, the Nominee(s) shall continue until his, her or their term expires at the next Directors Election Meeting or, if earlier, they otherwise resign or cease to be qualified to act as a Director.

(4)                                 In the event that the Investor has designated fewer Nominees than the total number of Nominees that the Investor shall be entitled to designate pursuant to Section 2.2, then the Investor shall have the right, at any time, to designate such additional Nominee(s) to which it is entitled, in which case, the Corporation and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable law, to promptly (a) enable the Investor to designate and effect the election or appointment of such additional individuals and (b) appoint such individual nominated by the Investor to fill any available vacancies, or to the extent not so permitted, nominate such individual for election as a Director at the next Directors Election Meeting in accordance with Section 2.4.

Section 2.3                                   Board Committees

(1)                                 Prior to the consummation of the Initial Public Offering, the following standing committees of the Board (each, a “Committee”) shall be established to advise and report to the Board on the matters as are, and to otherwise exercise such power and authority as is, delegated to such Committees by the Board.  Upon the consummation of the Initial Public Offering such committees shall be comprised of the below noted Directors:

Committee	Members
Audit Committee	Arun Nayar (Chair)
Dino Chiesa
Shahir Guindi

NGC Committee	Paolo Notarnicola (Chair)
Dino Chiesa
Arun Nayar

(2)                                 All members of the Committees shall be selected by the Board and shall have such qualifications as may be required by applicable law and the rules of any securities exchange on which the Corporation’s shares are listed for trading to serve on such committees.

Section 2.4                                   Board Nomination Procedure

(1)                                 The Corporation shall notify the Investor Representative (on behalf of the Investor) of its intention to hold a Directors Election Meeting at least 75 days prior to the date of such meeting and shall provide the Investor with such documentation requesting such information regarding such Nominee(s) as required for purposes of completing the Corporation’s management information circular.

(2)                                 At least 45 days and no more than 75 days before each Directors Election Meeting, the Investor Representative (on behalf of the Investor), will deliver to the Corporation (c/o the NGC Committee) in writing the name of its Nominee(s) together with the information regarding such Nominee(s)) that the Corporation is required by applicable law to include in a management information circular of the Corporation to be sent to Shareholders in respect of such Directors

Election Meeting and such other information, including a biography of such Nominee(s), that is consistent with the information the Corporation intends to publish about management Nominees as Directors of the Corporation in such management information circular as reasonably requested by the Corporation (the “Nomination Letter”).

(3)                                 If the Investor Representative (on behalf of its Investor) fails to deliver the Nomination Letter to the Corporation at least 45 days before the Directors Election Meeting, the Investor shall be deemed to have designated the same Nominee that serves as a Director of the Corporation at such time, subject to such individual satisfying the Conditions for re-appointment to the Board.

(4)                                 Notwithstanding anything to the contrary in this Agreement, each Nominee of the Investor shall, at all times while serving on the Board, meet the qualification requirements to serve as a Director under applicable law and the rules of any stock exchange on which the Subordinate Voting Shares are then listed (the “Conditions”).  No Nominee may be a Person who has been convicted of a felony or a Person who is not acceptable to any stock exchange on which the Subordinate Voting Shares are then listed or any securities regulatory authority having jurisdiction over the Corporation.

(5)                                 The Nominee(s) of the Investor shall be nominated by or at the direction of the Board or an authorized officer of the Corporation, including pursuant to a notice of meeting, to stand for election to the Board at the Directors Election Meeting.  The Corporation agrees, to the fullest extent permitted by applicable law, to include the individual(s) designated pursuant to Section 2.2 in the slate of Nominees that are proposed for election as Directors by the Corporation, to include such Nominees in a management information circular of the Corporation relating to the election of Directors at a Directors Election Meeting and to support the Nominee(s) for election in a manner no less rigorous and favourable in which the Corporation supports its other Nominees, to recommend such individual to be elected as a Director as provided herein and agrees to use its best efforts to cause the election of each such Nominee(s) to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents from Shareholders in favour of the election thereof.

(6)                                 The Investor shall, in respect of all Shares that it beneficially owns, directly or indirectly, not vote against or withhold its vote or consent in respect of, or cause to be voted against or cause to be withheld against, any Nominee nominated by any Other Investor under each Other Investor Agreement for election as Directors at each applicable Directors Election Meeting.

Section 2.5                                   Voting of Multiple Voting Shares

For so long as one or more Investor Funds beneficially owns, directly or indirectly at least 15% of the issued and outstanding Shares, the Investor shall vote, or approve a shareholder resolution with respect to, the Multiple Voting Shares that it beneficially owns, directly or indirectly, at any annual meeting or special meeting of Shareholders in a manner consistent with the recommendation(s) of the Nominee(s) nominated by BCEC—GFL Holdings (Guernsey) L.P. or its Affiliated Transferees and who serve on the Board (including by voting, or approving a shareholder resolution with respect to, the Multiple Voting Shares in favour of the election of the Nominee(s) nominated by BCEC—GFL Holdings (Guernsey) L.P. or its Affiliated Transferees); provided that the Investor shall not be required to vote, or approve a shareholder resolution with respect to, the Multiple Voting Shares that it beneficially owns, directly or indirectly, in favour of any matter that will disproportionately adversely affect the Investor’s economic or voting interest in the Corporation or is reasonably expected to disproportionately adversely affect the Investor’s economic or voting interest in the Corporation relative to BCEC—GFL Holdings (Guernsey) L.P. or its Affiliated Transferees.

Section 2.6                                   Resignation, Death, Incapacity or Disqualification of Director

(1)                                 At any time prior to the first Directors Election Meeting, in the event of the resignation, death or incapacity of Patrick Dovigi, or any replacement appointed as a Director pursuant to this Section 2.6(1), or in the event that such Director ceases to satisfy any of the Conditions, the Investor shall be entitled to designate an individual satisfying each of the Conditions to replace such Director to serve on the Board by delivery of a written notice to the Corporation within forty-five (45) days after the Director resigns, dies or becomes incapacitated, or ceases to satisfy any of the Conditions, as applicable, and to the extent permitted by applicable law and the Articles, by-laws, constating documents or other organizational documents, the Board shall promptly appoint such individual as a Director, or to the extent not so permitted, nominate such individual for election as a Director at the next Directors Election Meeting in accordance with Section 2.4.

(2)                                 Following the first Directors Election Meeting, in the event of the resignation, death or incapacity of a Nominee that is serving on the Board, or any replacement appointed as a Director pursuant to this Section 2.6(2), or in the event that such Nominee ceases to satisfy any of the Conditions, the Investor shall be entitled to designate an individual satisfying each of the Conditions to replace such Nominee to serve on the Board by delivery of a written notice to the Corporation within forty-five (45) days after the Nominee resigns, dies or becomes incapacitated, or ceases to satisfy any of the Conditions, as applicable, and to the extent permitted by applicable law and the Articles, by-laws, constating documents or other organizational documents, the Board shall promptly appoint such individual as a Director, or to the extent not so permitted, nominate such individual for election as a Director at the next Directors Election Meeting in accordance with Section 2.4.

Section 2.7                                   Director Compensation

No Nominee who is an officer or employee of the Corporation or a partner, principal, member of, or employee of the Investor or any of its Affiliates will be entitled to any compensation for his or her service as a Director or on any Committee; provided that the Corporation will pay for, or reimburse the Investor’s Nominee for, out-of-pocket expenses incurred in connection with such Nominee’s service as a Director or as a member of, or observer to, any standing committee of the Board.

Section 2.8                                   Chair of the Board

The Board shall have a chair (the “Chair”). For so long as Patrick Dovigi is a Director, Mr. Dovigi shall be the Chair. Notwithstanding the foregoing, Mr. Dovigi shall be entitled to resign as the Chair at any time. Upon Mr. Dovigi ceasing to be a Director, or in the event that Mr. Dovigi does not wish to be the Chair, then the Chair shall be appointed by the Board.

Section 2.9                                   Lead Director

So long as the Chair is not an Independent Director, the Board shall have a lead director (the “Lead Director”). The Lead Director shall be an Independent Director and shall be appointed and replaced from time to time by a majority of the Independent Directors of the Board. The initial Lead Director shall be Dino Chiesa.

Section 2.10                            Reserved

ARTICLE 3
INFORMATION RIGHTS

Section 3.1                                   Information Rights

For so long as the Investor is entitled to nominate for election as Directors the Nominees pursuant to Section 2.2, the Investor (represented by no more than four Representatives, except as management of the Corporation may permit additional Representatives at its sole discretion) shall be entitled to reasonable access to the books, records, material contracts, properties, employees and management of the Corporation and its Subsidiaries during normal business hours, upon reasonable notice and without causing undue disruption or requiring management to prepare any documentation or analysis, to the extent that such preparation would be unduly burdensome, in addition to its ordinary course duties, in connection with a legitimate business purpose of the Investor, including the monitoring of its investment in the Corporation (and not in connection with any litigation or other proceeding against the Corporation or its Subsidiaries or another Shareholder; provided that, for the avoidance of doubt, this parenthetical shall not impact any right to obtain discovery in any litigation or other proceeding or other rights to obtain such information under applicable law).

Section 3.2                                   Certain Reports

For so long as the Investor is entitled to nominate for election as Directors the Nominees pursuant to Section 2.2, the Investor shall be entitled to receive from the Corporation (1) as soon as practicable after the end of each month, monthly reports (including financial statements and management financial accounts) with respect to the business, operations and financial performance of the Corporation and (2) upon the Investor’s request, comparisons of the financial results of the Corporation and its Subsidiaries against the annual budget.

Section 3.3                                   Confidentiality

The Investor agrees that it shall, and shall direct its Representatives to, keep confidential and not disclose any Confidential Information; provided that the Investor and its Representatives may disclose Confidential Information to the Other Investors and to (1) the Investor’s and its Affiliates’ attorneys, accountants, consultants, insurers, financing sources and other advisors in connection with the Investor’s investment in the Corporation or in the ordinary course of business, (2) any Person, including a prospective purchaser of Shares, which has agreed to maintain the confidentiality of such Confidential Information (the Persons referenced in the foregoing clauses (1) and (2), collectively, the “Representatives”) or (3) any Person with respect to which the Corporation has provided its prior written consent to the Investor’s disclosure of Confidential Information.  The Investor acknowledges that applicable securities laws may prohibit a person who has material, non-public information regarding the Corporation or its securities from trading such securities.

ARTICLE 4
INVESTOR REPRESENTATIVE

Section 4.1                                   Investor Representative

(1)                                 The Investor appoints Patrick Dovigi as its representative (together with any other representative appointed in accordance with the provisions of this Agreement, the “Investor Representative”) in its name and on its behalf:

(a)                                 with respect to all matters relating to this Agreement, including exercising any rights of the Investor under this Agreement, executing and delivering any amendment,

restatement, supplement or modification to or of this Agreement and any waiver of any claim or right arising out of this Agreement; and

(b)                                 in general, to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement.

(2)                                 The Investor grants Patrick Dovigi a power of attorney constituting Patrick Dovigi with full power of substitution, as its true and lawful attorney to act on behalf of the Investor with full power and authority in its name, place and stead, and to execute, under seal or otherwise, swear to, acknowledge, deliver, make or file or record when, as and where required, any instrument, deed, resolution, agreement or document in connection with carrying out the activities of the Corporation.

(3)                                 The Corporation will be entitled to rely upon any document or other instrument delivered by the Investor Representative as being authorized or directed to be delivered by the Investors, and the Corporation not be liable to the Investor for any action taken or omitted to be taken by the Corporation based on such reliance.

(4)                                 The Investor shall be entitled to replace the Investor Representative from time to time by delivering a written notice to the Corporation signed by the Investor that is then a Party to this Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.1                                   Representations and Warranties by the Parties to this Agreement

Each Party represents and warrants that:

(1)                                 If not an individual, it is duly formed and organized and validly existing under the laws of its jurisdiction of formation and that it has the organizational power and capacity to own its assets and to enter into and perform its obligations under this Agreement;

(2)                                 this Agreement has been duly authorized by such Party, and duly executed and delivered by it and, assuming the due authorization, and due execution and delivery, by the other Party hereto, constitutes a legal, valid and binding obligation enforceable against such Party in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies; and

(3)                                 the execution, delivery and performance of this Agreement does not and will not contravene the provisions of its articles, by-laws, constating documents or other organizational documents or the documents by which it was created or established or the provisions of any indenture, agreement or other instrument to which he or she or it is a party or by which he or she or it may be bound.

ARTICLE 6
MATTERS RELATING TO PRE-EMPTIVE RIGHTS

Section 6.1                                   Pre-Emptive Right

(1)                                 For so long as the Investor beneficially owns, directly or indirectly, any Multiple Voting Shares, in the event of any distribution or issuance, including by way of a share dividend, of voting shares (the “Preemptive Voting Shares”) of the Corporation (a “Distribution”) or of securities convertible, exercisable or exchangeable into Preemptive Voting Shares or giving the right to acquire shares that would constitute Preemptive Voting Shares (the “Convertible Securities” and, together with the Preemptive Voting Shares, the “Distributed Securities”), other than an Exempt Distribution (as defined below), the Corporation shall issue to the Investor rights to subscribe for that number of Multiple Voting Shares or, as the case may be, for securities convertible, exercisable or exchangeable into or giving the right to acquire, on the same terms and conditions, including as to subscription or exercise price, as applicable, mutatis mutandis (except for the ultimate underlying securities shall be Multiple Voting Shares), as applicable to the Convertible Securities, that number of Multiple Voting Shares, in each case, which carry, in the aggregate, a number of voting rights sufficient to maintain the proportion of total voting rights (relative to all Shareholders) associated with the then outstanding Multiple Voting Shares (the “Rights to Subscribe”).

(2)                                 The rights of the Investor under Section 6.1(1) will not apply, and the Corporation will not issue any Rights to Subscribe, in the following circumstances (each, an “Exempt Distribution”): (i) in connection with the automatic conversion of Multiple Voting Shares outstanding on the date of the Initial Public Offering or issued thereafter in compliance with Section 6.1(1), in each case, pursuant to the Articles; (ii) in respect of the exercise of Convertible Securities issued to directors or employees of the Corporation under the Corporation’s ordinary course security-based compensation arrangements; (iii) in connection with a subdivision of then-outstanding Subordinate Voting Shares into a greater number of Subordinate Voting Shares, on a proportionate basis to all Shareholders, provided that an equivalent change is made to the Multiple Voting Shares; (iv) upon the exercise by a holder of a conversion, exchange or other similar privilege pursuant to the terms of a security in respect of which the Investor did not exercise, failed to exercise, or waived its rights under Section 6.1(1) or which was issued in a transaction that would otherwise constitute an Exempt Distribution under this Section 6.1(2); (v) pursuant to a shareholders’ rights plan of the Corporation, if any; (vi) to any wholly owned Subsidiary of the Corporation; (vii) in connection with the issuance of Subordinate Voting Shares upon the exercise by the underwriters in connection with the Initial Public Offering of the Corporation of their over-allotment or “greenshoe” option to purchase additional Subordinate Voting Shares; (viii) in connection with the settlement of the prepaid stock purchase contracts forming part of the tangible equity units issued as part of the Initial Public Offering, including any tangible equity units issued as part of the underwriters’ over-allotment or “greenshoe” option; and (ix)  shares issued in connection with any direct or indirect acquisitions or business combination transactions involving the Corporation or its Subsidiaries as consideration to the former shareholders or sellers of the acquired business or to the management of the acquired business, in each case of the foregoing clauses (ii), (iii), (v), (vi), (vii), (viii) or (ix), which have been approved by the Board.

(3)                                 The Rights to Subscribe shall be issued concurrently with the completion of the Distribution of the applicable Distributed Securities. To the extent that any such Rights to Subscribe are exercised, in whole or in part, the securities underlying such Rights to Subscribe (the “Subscription Securities”) shall be issued and must be paid for substantially concurrently with the completion of the Distribution and payment to the Corporation of the issue price for the Distributed Securities, at the lowest price permitted by the applicable securities and stock exchange regulations and subject (as to such price) to the prior consent of the exchanges but at a price not lower than (i) if the Distributed Securities are Subordinate Voting Shares, the price at which Subordinate Voting Shares are then being distributed or issued in the Distribution (excluding, for greater certainty, underwriting commissions and discounts and other transaction expenses paid by the Corporation), (ii) if the Distributed Securities are Convertible Securities, the price at which the applicable Convertible Securities are then being distributed or issued; and (iii) if the Distributed Securities are Voting Shares other than Subordinate Voting Shares, the higher of (a) the weighted average price of the transactions on the Subordinate Voting Shares on the TSX (or such other primary stock exchange on which they are listed, as the case may be) for the 20 trading days preceding the Distribution of such Voting Shares or of (b) the weighted average price of transactions on the Subordinate Voting Shares on the TSX (or such other primary stock exchange on which they are listed, as the case may be), the trading day before the Distribution of such Voting Shares.

(4)                                 In the event that the Investor acquires Convertible Securities pursuant to Section 6.1(1) which are convertible, exercisable or exchangeable into or give the right to acquire Multiple Voting Shares, such Convertible Securities shall only be convertible, exercisable or exchangeable if and whenever the Convertible Securities distributed or issued to other Persons pursuant to the Distribution are converted, exercised or exchanged, such that the conversion, exercise or exchange by the Investor of such Convertible Securities will not result in the issuance of a number of Multiple Voting Shares which increases the proportion, as in effect immediately prior to giving effect to the completion of the Distribution, of total voting rights associated with the issued and outstanding Multiple Voting Shares relative to all Shares, after giving effect to the conversion, exercise or exchange by the holder(s) of the Convertible Securities distributed or issued in connection with the Distribution.

(5)                                 At least fifteen (15) Business Days prior to the closing of any proposed Distribution, the Corporation shall deliver to the Investor Representative a notice in writing offering the Investor the opportunity to subscribe for the applicable Subscription Securities pursuant to the rights to subscribe. The offer will contain a description of the terms and conditions relating to the Distributed Securities and the Subscription Securities and will, to the extent known, state the price at which the Distributed Securities and the Subscription Securities will be distributed and the date on which the issuance of Distributed Securities is to be completed and will state that the Investor, if it wishes to exercise its rights to subscribe and subscribe for Subscription Securities, may do so only by giving written notice of the exercise of the subscription right granted hereby to the Corporation within ten (10) Business Days after the date of delivery of the notice regarding the offer, provided that if the Corporation receives a Bought Deal relating to such Distribution, the Investor shall have not less than 24 hours from the time the Corporation advises it of such Bought Deal to provide the written notice to the Corporation specified in this Section 6.1(5). The Investor will be entitled to participate in the issuance of the Distributed Securities in accordance with Section 6.1(1).

(6)                                 If the Corporation proposes to grant an option or other right for the purchase of or subscription for Distributed Securities (other than options or other convertible, exercisable or exchangeable securities issued to directors, employees or consultants of the Corporation under compensatory plans of the Corporation which are approved by the Board), such option or other right will also be made available to the Investor as nearly as may be possible in accordance with the foregoing.

(7)                                 The right to receive Rights to Subscribe and the legal or beneficial ownership of the Rights to Subscribe, may be assigned in whole or in part among the Affiliated Transferees, provided that written notice of any such assignment shall be sent promptly to the Corporation.

ARTICLE 7
GENERAL PROVISIONS

Section 7.1                                   All Shares Subject to this Agreement

The Investor agrees that it shall be bound by the terms of this Agreement with respect to all Shares held by him, her or it from time to time.

Section 7.2                                   Transfers to Permitted Holders

Notwithstanding any other provisions of this Agreement or the Articles, by-laws, constating documents or other organizational documents , and for greater certainty, the Parties agree that the transfer by a Shareholder of Multiple Voting Shares to an Affiliated Transferee shall not be restricted by the terms of this Agreement and shall not result in the conversion of such Multiple Voting Shares into Subordinate Voting Shares, unless such transferee is not otherwise an Affiliated Transferee following such transfer as determined in accordance with this Agreement, the Articles, by-laws, constating documents or other organizational documents.

Section 7.3                                   Affiliated Transferees Agreement to be Bound

Each Affiliated Transferee who becomes a Shareholder must concurrently with becoming a Shareholder execute and deliver to the Corporation a counterpart copy of this Agreement or a written agreement substantially in form attached as Exhibit A hereto, agreeing to be bound by this Agreement.

Section 7.4                                   Articles

In the event of any conflict or inconsistency between the terms of this Agreement and the Articles, by-laws, constating documents or other organizational documents, as may be amended from time to time, the terms of this Agreement shall prevail.

Section 7.5                                   Term

This Agreement shall come into force and effect immediately prior to the Initial Public Offering on the date set out on the first page of this Agreement and, except as provided below, shall continue in force until the earlier of:

(1)                                 the date on which the Investor ceases to have any right to designate any Nominee under this Agreement pursuant to the terms of Section 2.2;

(2)                                 the date on which this Agreement is terminated by the mutual consent of the Parties; or

(3)                                 the dissolution or liquidation of the Corporation.

Notwithstanding the foregoing, the provisions of Article 7 shall continue in force in accordance with their terms after the termination of this Agreement.

Section 7.6                                   Injunctive Relief

Each Party acknowledges that a breach or threatened breach by a Party of any provision of this Agreement will result in the other Party suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, each Party agrees that the other Party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation or the Investor may become entitled.

Section 7.7                                   Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid mail, by electronic mail or by delivery as hereafter provided. Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by electronic mail, shall be deemed to have been received when sent unless the sender receives a “bounceback” or similar indication that the email was not delivered to the recipient, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this Section 7.7. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by electronic mail and shall be deemed to have been received in accordance with this Section 7.7. Notices and other communications shall be addressed as follows:

(a)                                 if to the Investor Representative or the Investor:

Patrick Dovigi

100 New Park Place #500

Vaughan, Ontario

L4K 0H9

(b)                                 if to the Corporation:

100 New Park Place Suite 500

Vaughan, Ontario L4J 0H9

Attention: Mindy Gilbert

Email: mgilbert@gflenv.com

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

Toronto, ON M5L 1B9

Attention:                                         Jeffrey M. Singer

Email:                                                            jsinger@stikeman.com

The failure to send or deliver a copy of a notice or other communication to the referred to counsel, as the case may be, shall not invalidate any notice given under this Section 7.7.

Section 7.8                                   Time of Essence

Time is of the essence in the performance of this Agreement.

Section 7.9                                   Time Periods

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the Business Day immediately following if the last day of the period is not a Business Day.

Section 7.10                            Further Assurances

Each Party shall use reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within its power to implement to their full extent the provisions of this Agreement and to cause the Corporation to act in the manner contemplated by this Agreement.

Section 7.11                            Independent Legal Advice

The Parties acknowledge that they have entered into this Agreement willingly with full knowledge of the obligations imposed by the terms of this Agreement. Further, the Parties acknowledge that they have been afforded the opportunity to obtain independent legal advice and confirm by the execution of this Agreement that they have either done so or waived their right to do so, and agree that this Agreement constitutes a binding legal obligation and that they are estopped from raising any claim on the basis that they have not obtained such advice.

Section 7.12                            Assignment

Except as may be expressly provided in this Agreement, none of the Parties may assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided that, subject to Section 7.3, the Investor may assign its rights and obligations under this Agreement to an Affiliated Transferee in connection with the transfer of any Shares to such Affiliate Transferee. Nothing in this Agreement shall prohibit any assignment by operation of law (including by way of amalgamation, merger or other business combination). The Corporation will not agree to an assignment by any Other Investor of its rights or obligations under any Other Investor Rights Agreement without the prior written consents of the Investor.

Section 7.13                            Waiver, Amendment

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by the Parties. The Corporation will not agree to any waiver, amendment, supplement or other modification of any Other Investor Rights Agreement without the prior written consents of the Investor.

Section 7.14                            Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the matters contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties related to such matters.  There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement.  The Parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

Section 7.15                            Successors and Assigns

This Agreement becomes effective only when executed by the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns.  Notwithstanding anything to the contrary in this Agreement, for so long as one or more Investor Funds beneficially owns, directly or indirectly at least 15% of the issued and outstanding Shares, BC Partners Advisors L.P. shall be entitled to enforce the provisions of Article 2 and Article 7.  This Section 7.15 may not be waived, amended, supplemented or modified without the written consent of BC Partners Advisors L.P.

Section 7.16                            Severability

It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 7.17                            Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL

This Agreement is governed by and will be interpreted and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Any action arising out of or under this Agreement, any other document, instrument or agreement contemplated herein or delivered pursuant hereto, or the transactions contemplated hereby or any of such other documents, instruments or agreements, shall be brought only in a federal or provincial court having jurisdiction and venue in Ontario, Canada, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts and agrees that venue in Ontario is proper.  To the extent permitted by applicable law, final judgment against a Party (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of such Party hereunder) in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment or similar proceeding.  Each of the Parties hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding, any defense or any Claim that it is not personally subject to the jurisdiction of the above-named Ontario courts for any reason, including claims that such Party may be immune from the above-described legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise), or that such proceeding is brought in an inconvenient or otherwise improper forum or that this Agreement or any of the other aforementioned documents, instruments or agreements, or the subject matter hereof or thereof, may not be enforced in or by such courts, or that the same are governed by the laws of a jurisdiction other than Ontario.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 7.17 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND SHALL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 7.18                            Counterparts

This Agreement may be executed in any number of counterparts and/or by electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

Section 7.19                            No Recourse

Notwithstanding anything to the contrary set forth in this Agreement, the Corporation and the Investor each acknowledges, covenants and agrees, on behalf of itself and any Person claiming by, through or on behalf of it, that all claims, obligations, liabilities, causes of action, actions or proceedings (in each case, whether in contract or in tort, at law or in equity, or pursuant to statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance, or breach (whether willful, intentional, unintentional or otherwise) of this Agreement, including any representation or warranty made or alleged to be made in, in connection with, or an as inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Claim”) may be made or asserted only against (and are expressly limited to) the Corporation and the Investor expressly identified in the preamble to and signature page(s) of this Agreement and/or any Person that delivers a counterpart copy of this Agreement or a written agreement substantially in form attached as Exhibit A hereto from time to time, agreeing to be bound by this Agreement.  No Person who is not the Corporation or the Investor (or party joined to this Agreement) (including (1) any past, present or future direct or indirect director, officer, employee, incorporator, member, partner, manager, management company, equityholder, Affiliate, agent, attorney, or Representative of, and any past, present or future financial advisor or lender to (all above-described Persons in this subclause (1), collectively “Affiliated Persons”) the Corporation or such Investor, as applicable, and (2) any Affiliated Persons of such Affiliated Persons) shall have any liability or obligation whatsoever in respect of, based upon or arising out of any Claims.

Section 7.20                            Reserved

Section 7.21                            Margin Loan Matters

(1)                                 The Corporation acknowledges and agrees that, with respect to any Shares pledged by the Investor to any applicable lender under the Margin Loan Documentation (each, an “Applicable Lender”) and registered on the books and records of the Corporation’s transfer agent in the name of such Applicable Lender as provided under the Margin Loan Documentation (any such shares, “Pledged Shares”), except to the extent of any transfer of any such Pledged Shares pursuant to an exercise by an Applicable Lender of its remedies under the Margin Loan Documentation following an event of default thereunder, the Investor (a) is, as of the date hereof, and shall continue to be, bound by, subject to the terms and conditions of and entitled to (in lieu of the relevant Applicable Lender) exercise all rights and remedies under, this Agreement in respect of such Pledged Shares, including being considered as a “Shareholder” and the “Investor” hereunder, in each case, as if the Investor was the registered holder of such Pledged Shares and (b) shall be deemed to beneficially own, directly or indirectly, such Pledged Shares for all purposes hereunder.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date specified above.

GFL ENVIRONMENTAL INC.

By:	/s/ Luke Pelosi
Name:	Luke Pelosi
Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Patrick Dovigi
Name:	Patrick Dovigi

JOSAUD HOLDINGS INC.

By:	/s/ Patrick Dovigi
Name:	Patrick Dovigi
Title:	Director

SEJOSA HOLDINGS INC.

By:	/s/ Patrick Dovigi
Name:	Patrick Dovigi
Title:	President

BC PARTNERS ADVISORS L.P.
(solely for purposes of Article 2 and Article 7), acting by its general partner BC PARTNERS (GP) LLC

By:	/s/ Adam Gross
Name:	Adam Gross
Title:	Managing Director